SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 13, 2008
INNOVIVE PHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-51534	74-3123261

(State or other jurisdiction of	(Commission	(IRS Employer ID Number)
incorporation)	File Number)

555 Madison Avenue, 25th Floor, New York, New York	10022

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code (212) 716-1810
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
     On February 13, 2008, the Board of Directors of Innovive Pharmaceuticals, Inc. approved an employee retention program. The purpose of the retention program is to allow Innovive the ability to continue its pursuit of operating capital and maintain the value of its assets for its stockholders and creditors by retaining the services of certain key employees.
     Four employees will participate in the retention program. Pursuant to the retention program, those four employees, including J. Gregory Jester, our Chief Financial Officer, and Eric Poma, our Vice President of Business Development, have been granted incentive stock options to purchase an aggregate of 275,000 shares of Innovive common stock at an exercise price of $0.45 per share. One half of the options vest on June 30, 2008 and the other half vest on December 31, 2008, subject to acceleration upon various asset sale, stock price and change of control thresholds established in the program. Mr. Jester and Dr. Poma were each granted options to purchase 100,000 shares.
     Any of the four participants who remain employed by Innovive on June 30, 2008 will be granted a right to receive cash severance equal to either six or three months of their then-current base salary in the event they are terminated without cause (as defined in the program), payable in accordance with Innovive’s regular payroll schedule; provided that in the event a participant is entitled to severance benefits under an employment agreement with Innovive, the participant will receive the greater of the benefits provided under the retention program or the employment agreement.
     The description of the retention program set forth above is qualified in its entirety by reference to the program, which is attached hereto as Exhibit 10.14 and is incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits

Exhibit
Number	Description of Document

10.14	Innovive Pharmaceuticals, Inc. Employee Retention Program.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INNOVIVE PHARMACEUTICALS, INC.
Date: February 15, 2008	/s/ Steven Kelly
Steven Kelly
President and Chief Executive Officer

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